Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Adobe Systems Incorporated:

We consent to the use of our report dated January 21, 2014, with respect to the consolidated balance sheets of Adobe Systems Incorporated and subsidiaries as of November 29, 2013 and November 30, 2012, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended November 29, 2013, and the effectiveness of internal control over financial reporting as of November 29, 2013, incorporated herein by reference.

(signed) KPMG LLP

Santa Clara, California
September 25, 2014